SPECIAL MEETINGS OF SHAREHOLDERS


Pax World Funds Series Trust I and III
Pax World Global Womens Equality Fund
Pax Ellevate Global Womens Index Fund

Item 77C: Submission of matters to a vote of security holders

(a)	A Special Meeting of Shareholders (the Meeting) of Pax World
Global Womens Equality Fund (the Target Fund) was held at
10:00 a.m. EST on May 28, 2014 at 30 Penhallow Street,
Portsmouth, NH 03801. At the Meeting, shareholders were asked to consider the following proposal:
(b)	N/A
(c)

1.	To approve the Agreement and Plan of Reorganization (the
Agreement) by and among Pax World Funds Series Trust I, on behalf of its Pax World Global Womens Equality Fund series, Pax World Funds Series Trust III on behalf of its Pax Ellevate Global Womens Index Fund series (the Acquiring
Fund) and Pax World Management LLC, pursuant to which the Target Fund will transfer that portion of its assets attributable to each class of its shares (in aggregate, all of its assets) to the Acquiring Fund in exchange for shares of a corresponding class of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund.

The number of votes cast for or against, as well as the number of abstentions is as follows:

FOR	939,830
AGAINST	179,462
ABSTAIN	29,890
PASSED	YES

(d)	Detailed proxy information incorporated by reference to the
Registrant's registration statement on Form N-14 filed March 17,
2014.